Exhibit 99.1 Press release dated May 21, 2004, entitled “Ohio Legacy Bank to Acquire Unizan Bank’s Wooster, Ohio Office”

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ohio Legacy Contacts:

Investor Contact: L. Dwight Douce	Media Contact: Michael J. Saporito
Ohio Legacy Bank	Ohio Legacy Bank
President and Chief Executive Officer	Senior Vice President and Chief Operating Officer
Telephone: 330.263.1955	Telephone: 330-263-5427
E-mail address: ddouce@ohiolegacybank.com	E-mail address: msaporito@ohiolegacybank.com

OHIO LEGACY BANK TO ACQUIRE UNIZAN BANK’S WOOSTER, OHIO OFFICE

Wooster, Ohio, May 21, 2004 – Ohio Legacy Bank, N.A., a subsidiary of Ohio Legacy Corp (NasdaqSC:OLCB), today announced that Ohio Legacy Bank has entered into a purchase and assumption agreement to acquire Unizan Bank’s financial center located at 343 West Milltown, Wooster, Ohio.

Under the purchase agreement, Ohio Legacy Bank would acquire the physical assets and approximately $16.3 million of deposits of Unizan’s Wooster financial center. Pending Office of the Comptroller of the Currency (OCC) approval, the purchase is expected to close in the third quarter of 2004.

“We look forward to welcoming Unizan’s Milltown office to Ohio Legacy Bank,” said L. Dwight Douce, Ohio Legacy president and chief executive officer. “Unizan’s Milltown financial center complements Ohio Legacy’s geographical footprint and supports our strategy to expand our Wooster operation on the north end of the community. The addition of this location to our network will enable our existing clients and prospects to bank near the thriving Milltown commercial and retail market,” Douce concluded.

Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank provides commercial and retail banking services to small businesses and consumers in Holmes, Stark and Wayne Counties in northeast Ohio.

Unizan Financial Corp., a $2.8 billion holding company, is a premier financial services organization headquartered in Canton, Ohio. The company operates 43 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. On January 27, 2004, Huntington Bancshares Incorporated (NASDAQ: HBAN) and Unizan (NASDAQ:UNIZ) announced the signing of a definitive agreement to merge the two organizations. The merger is expected to close in early July of 2004, pending shareholder and customary regulatory approvals. Huntington has consented to Unizan’s divestiture of its Milltown office.